Exhibit 10.14

DocuSign Envelope ID: 24CAF17C-1DC3-4970-B0B5-CF5C5F8FEBF1

DocuSign Envelope ID A12E438F-FF12-416B-9FC3-DAA38A91B254

EMPLOYMENT AGREEMENT

THE UNDERSIGNED PARTIES:

1.

The private limited company ChargePoint Europe Holdings B.V., having its registered seat in Amsterdam, office address: Zuidplein 126, ¥VIC, Toren H, 15e, 1077 XV in Amsterdam, hereinafter to be referred to as: ‘the Employer’, and

2.	Christopher Burghardt, residing in Sequoyaslaan 11, 1950 Kraainem (Belgium), hereinafter to be referred to as: ‘the Managing Director’;

Hereinafter jointly to be referred to as: “the Parties”.

WHEREAS

a)

Effective 6 Nov 2017 P.R. the Managing Director has been appointed as managing director (in Dutch: ‘statutair diredeur) of the company of the Employer under the articles of association of the company of the Employer and in accordance with Dutch law by the sole shareholder the Employer, i.e. ChargePoint Inc. This appointment has been accepted by the Managing Director and tl1e acceptance by the Managing Director is confirmed by signing this employment agreement;

b)

The appointment of the Managing Director as managing director under the articles of association of the company of the Employer and in accordance with Dutch law will be registered as such in the trade registers of the Dutch Chamber of Commerce;

c)

The Employer and the Managing Director have signed a letter of intent for employment on 1 August 2017 and subsequently they have made further arrangements in respect of the employment of the Managing Director with the Employer and they wish to lay down these arrangements in this employment agreement;

d)	The Managing Director will not be entitled to any additional remuneration in connection wiili his position as managing director other than mentioned in this employment agreement.

DECLARE TO HAVE AGREED AS FOLLOWS:

Article 1 - Commencement and Duration

1.1	The Managing Director will enter the employment of the Employer as of 6 Nov 2017 P.R. on the basis of an employment agreement for an indefinite period.

1.2

The Managing Director confirms that he is allowed to enter into employment with the Employer and confirms that he is not bound by any restrictive covenants from previous employer(s) or others in this respect.

DocuSign Envelope ID: 24CAF17C-1DC3-4970-B0B5-CF5C5F8FEBF1

DocuSign Envelope ID: A12E438F-FF12-416B-9FC3-DAA38A91B254

1.3

The employment agreement may be terminated by the Employer in writing with due observance of 6 months’ notice period. The employment agreement may be terminated by the Managing Director in writing with due observance of 3 months’ notice period. The notice period shall end on the last day of the last calendar month of the notice period.

1.4	At the termination of this employment agreement, the Managing Director shall resign from any corporate or other position he holds within the company of the Employer and/ or its affiliated companies.

1.5

The employment agreement shall end by operation of law, without prior notice of termination being required, on the day on which the Managing Director attains the fixed pensionable age (in Dutch: ‘AOW-gerechtigde leeftijd) applicable to him.

Article 2 - Position

2.1

The Managing Director shall hold the position of Managing Director for Europe. The Managing Director is a member of ChargePoint’s Leadership Team. A job description is attached to this employment agreement as Annex 1.

2.2

As managing director of the company of the Employer, the Managing Director shall have all the powers and duties given to managing directors by or pursuant to law and by or pursuant to the Employer’s articles of association and its executive bylaws (as amended from time to time), the instructions determined or to be determined in board regulations and management regulations. The Managing Director will observe the powers of the other director or directors, if any, already in office or subsequently to be appointed.

2.3

The Managing Director will devote his full time, energy and skills to the business of the Employer. The Managing Director is obliged to do or to refrain from doing all that directors in similar positions should do or should refrain from doing.

2.4

As part of his position as managing director of the company of the Employer, the Managing Director will, within the boundaries of what can be considered reasonable, accept appointments on management and supervisory boards for any affiliated companies and he shall also perform the tasks reasonably assigned to him by the Employer for any affiliated companies, whereby the purpose for which this employment agreement was entered into with the Managing Director shall be taken into account. To the extent reasonable, such functions shall be governed by the terms and conditions contained in this employment agreement and shall not entitle the Managing Director to any further remuneration.

2.5

The Managing Director’s regular place of work shall be the office of the Employer in the Netherlands. He may perform no more than 24.9% of his work per calendar year from Belgium; provided that, in the event of a bona fide family emergency, ChargcPoint shall waive this requirement for the duration of the period for which such family emergency exists. The Parties may, at the request of the Managing Director, from time to time, revisit the work requirements described in the immediately preceding sentence, provided that neither Party shall be required to agree to any change in such requirements. The Managing Director will be required to travel worldwide to other locations and spend time abroad as may be necessary for the fulfilment of his position, international activities of the Employer and/ or requirements of his expected collaboration with affiliated companies’ activities.

DocuSign Envelope ID: 24CAF17C-1DC3-4970-B0B5-CF5C5F8FEBF1

DocuSign Envelope ID: A12E438F-FF12-416B-9FC3-DAA38A91B254

2.6

The Managing Director is responsible for keeping a monthly written registration of his work location using the ChargePoint travel calendar (Annex 2) and he shall submit the registration on a once per two month basis to Head of People Operations of ChargePoint, Inc.; provided that, the timing of the registration shall be reviewed periodically to determine if a different reporting period is acceptable.

2.7

Employer, at its sole cost and expense, will prepare, or cause to be prepared, all of the following: necessary A1, S1 and BSS filings and a Netherlands income tax return based on the Managing Director’s sole source of income being his salary and benefits described in this Agreement. Notwithstanding anything to the contrary contained in this Section 2.7, the Netherlands income tax return will be prepared by PriceWaterhouseCoopers, or an accounting firm of similar skills and reputation.

Article 3 - Working Hours

3.1

The Managing Director shall perform his work during 40 hours per week, and shall be prepared, if the performance of the position so requires, to perform work outside the established period of work, without receiving any extra remuneration for this work.

Article 4 - Base Salary (including Holiday Allowance) and Car Allowance

4.1

The Managing Director shall receive a base salary of € 350,000 gross per year including 8% holiday allowance, which equals € 29,167,- gross per month including 8% holiday allowance. The salary shall be paid ultimately on the last day of each calendar month.

4.2	An EV/PHEV company car or car allowance will be made available to the Managing Director as per agreement with Pat Romano, CEO.

Article 5 - Illness

5.1

In the event of incapacity for work due to illness, the Managing Director shall be entitled during 104 weeks, but ultimately until the end of the employment agreement, to 70% of his gross salary including holiday allowance.

5.2

During his illness the Managing Director shall comply with the regulations for checks in the event of illness. During the term of the employment agreement the Managing Director shall report ill in the manner set out by the Employer. The Managing Director shall also report ill to the Employer in the event that he is taken ill within four weeks after the end of the employment and is not employed by another employer or receiving unemployment benefits at that time.

Article 6 - Holiday

6.1

The Managing Director is entitled to 30 holidays (based on a full-time employment) per year in addition to public holidays, which the Managing Director shall take in consultation with his superior. The Managing Director shall strive for it that all holidays are taken in the year in which they are accrued.

DocuSign Envelope ID: 24CAF17C-1DC3-4970-B0B5-CF5C5F8FEBF1

DocuSign Envelope ID: A12E438F-FF12-416B-9FC3-DAA38A91B254

Article 7 - Pension

7.1	The Managing Director shall not participate in any pension scheme.

Article 8 – Variable Compensation and Equity

8.1

The Managing Director shall be eligible for a variable compensation of up to 30% of the base salary (i.e. € 105,000 gross). The variable compensation will be based on the achievement of specific financial and strategic goals which are agreed upon by the Employer and the Managing Director in writing and the attainment of the goals need to be approved by ChargePoint’s Inc. Compensation Committee for each fiscal year of the Employer. The eligibility for variable compensation will be determined within 90 days of the end of each fiscal year of the Employer. The variable compensation will be paid to the Managing Director on the next regularly schedule salary payment period after the variable compensation is determined. All payments of variable compensation to the Managing Director will be made net of applicable withholdings and deductions.

8.2

The Managing Director recognizes that the goals may be adjusted from time to time and the award and amount of any variable compensation are dependent on the goals set, and that payment of a variable compensation in any one year does not imply any entidement to a variable compensation in any other year. The variable compensation shall not be paid out in the event that the employment agreement is terminated by the Employer for an urgent reason pursuant to Section 7:678 DCC or is terminated by the Managing Director.

8.3

Subject to approval by ChargePoint Inc’s Board of Directors, the Managing Director will be awarded a stock option (the “Options”) grant authorizing him to purchase 761,580 shares of common stock of ChargePoint, Inc. Vesting shall begin on the date of employment and shall be subject to the following vesting schedule: 12/48 on the one year anniversary of the employment date and 1/12 on the completion of each month thereafter until the Management Director is fully vested in his Option.

DocuSign Envelope ID: 24CAF17C-1DC3-4970-B0B5-CF5C5F8FEBF1

DocuSign Envelope ID: A12E438F-FF12-416B-9FC3-DAA38A91B254

8.4

In the event of termination of the employment agreement initiated by the Employer-other than on grounds of (i) article 7:669 sub 3 under b until h Dutch Civil Code, (ii) an urgent reason for dismissal as meant in Section 7:677 and 7:678 Dutch Civil Code, (iii) death, (iv) a conviction of a felony of the Managing Director- because of a ground for its account within the twelve (12) month period following transaction, event or state of affairs, that in the opinion of the management board of Chargepoint Inc, is likely to result in a change in the Control of Chargepoint Inc and/or the Employer or should otherwise be treated in accordance with this rule (a Change of Control Event), then, the management board of Chargepoint Inc may, in its absolute discretion and in accordance with the terms of the applicable equity plan, determine that, in addition to the Options which have already vested, you will receive accelerated vesting on an additional fifty percent (SO%) of unvested Options; provided, however, that the aggregate number of shares shall not exceed the number of the Options specified in Section 8.3 above; provided, further, that Employee execute a release of claims in a form reasonably acceptable to the Employer and/ or Chargepoint Inc subject to any further terms and conditions as provided in the applicable equity plan or equity grant letter.

Control as meant in this section means, with respect to the relevant person, (i) the direct or indirect ownership or control of more than SO% of the (a) economic or legal ownership interests or (b) voting power at the general meeting or a similar body of that person, or (ii) the right or ability to (a) appoint or remove or (b) direct the appointment or removal of, such number of the members of the management board or a similar body of that person with decisive voting power in such body.

Article 9 – Insurances

9.1	Starting from the commencement date of the employment, the Employer shall take out accident insurance for the Managing Director. The premium shall be payable by the Employer.

Article 10 - Extracurricular Activities and Gifts

10.1	Except with the prior written approval of the Employer, the Employee shall refrain from performing any other professional activities, paid or unpaid.

10.2	The Managing Director shall not accept any money or other forms of remuneration or gifts from third parties in connection with his work for the Employer.

Article 11 – Other Conditions of Employment

11.1

Business expenses reasonably made by the Managing Director in the context of the performance of his position that cannot be considered as costs reimbursed otherwise, shall be reimbursed by the Employer to the Managing Director, in accordance with the Employer’s standard policies and procedures, and if and insofar as these costs are reasonable in the judgment of the Employer.

11.2	The Employer shall provide the Managing Director with a laptop. The Managing Director shall take care of these/this item(s) in such manner as may be expected of a good employee.

DocuSign Envelope ID: 24CAF17C-1DC3-4970-B0B5-CF5C5F8FEBF1

DocuSign Envelope ID: A12E438F-FF12-416B-9FC3-DAA38A91B254

Article 12 - (Intellectual) Property Rights

12.1

The Managing Director may be performing work in the scope of this employment agreement that directly or indirectly results in intellectual property rights, know-how (such as information, data and knowledge) or materials (such as research material, software, including source code, designs, plans, and texts), in the context of this article jointly to be referred to as the ‘Results’. Any and all of these Results shall accrue to the Employer, also where these are not explicitly mentioned in or anticipated by this employment agreement, and also where these Results are generated outside the Managing Director’s official working hours. The Managing Director hereby assigns to the Employer all current and future Results that do not already accrue to the Employer in any other way. All Results thus assigned or otherwise accruing to the Employer shall comprise the Results in their most extensive form and application, including any and all future applications. The Managing Director will fully cooperate in the realization of the assignment of the Results and the realization of worldwide intellectual property protection for this purpose. To that end, the Managing Director hereby grants the Employer in advance an irrevocable and unconditional power of attorney to perform all relevant acts and to sign all documents in his name.

12.2

The Managing Director waives his right to patent as set out in Article 12 (1) of the Patent Act 1995. The equitable remuneration contemplated by Article 12 (6) of the Patent Act 1995 is deemed by the parties to this employment agreement to be included in Managing Director’s salary. The Managing Director shall not claim any further compensation for loss of patent. To avoid misunderstandings, the power of attorney mentioned in article 12 (1) also relates to the right of the Employer to submit patent applications in the Managing Director’s name in jurisdictions where such is necessary.

12.3

The equitable remuneration contemplated by Article 3 of the Neighbouring Rights Act is deemed by the parties to this employment agreement to be included in the Managing Director’s salary; the Managing Director waives his right to any further compensation in this respect.

12.4

In as far as the Managing Director would have any moral rights (such as an identification right or opposition to alteration) in respect of the Results, the Managing Director hereby waives these rights, to the extent permitted by law.

12.5

The Managing Director shall not make any registrations (such as intellectual property registrations or domain registrations) in his own name or in the name of a third party with regard to the Results or any other activities of the Employer and/ or its affiliated companies.

12.6

The Managing Director shall abstain from any act or omission which may harm or devalue the Results or any other intellectual property rights, know-how or materials of the Employer and/or its affiliated companies.

DocuSign Envelope ID: 24CAF17C-1DC3-4970-B0B5-CF5C5F8FEBF1

DocuSign Envelope ID: A12E438F-FF12-416B-9FC3-DAA38A91B254

Article 13 - Non-disclosure

13.1

Both during and after the end of the employment agreement, the Managing Director shall observe strict confidentiality with regard to all company matters of the organization, affiliated companies and/ or relations of the Employer, the confidential nature of which information the Managing Director is or should be aware of, all in the broadest possible sense.

13.2

The duty of confidentiality by the Managing Director will, in any event, include the following “Confidential Information”. The Confidential Information shall mean information or material (i) that is proprietary to the Employer and/ or its affiliated companies or considered confidential by the Employer and/ or its affiliated companies, whether or not designated or labelled as such, and (ii) that the Managing Director creates, discovers or develops in whole or in part, or of which the Managing Director obtains knowledge of or access to in the course of the Managing Director’s relationship with the Employer. Furthermore, Confidential Information may include, but is not limited to, designs, works of authorship, formulae, ideas, concepts, techniques, inventions, devices, improvements, know-how, methods, processes, drawings, specifications, models, data, diagrams, flow charts, research, procedures, computer programs, marketing techniques and materials, business, marketing, development and product plans, financial information, customer lists and contact information, personnel information, and other confidential business or technical information.

Article 14 - Non-competition

14.1	Except with the prior written approval of the Employer, the Managing Director shall not be permitted, both during the employment agreement and until one year after its end,

a)

to be working for or involved with any person, organization or company Northern and Western Europe, including the United Kingdom (as it exists as of August 2017) and Ireland (the “Region”) in any way, either directly or indirectly, paid or unpaid, that engages in similar, related and/ or otherwise EVSE competitive activities as the Employer and/ or its affiliated companies, or to have any interest therein including in any case the list of competitors attached as Annex 3 or any additional competitor that may arise in the Region;

b)

to develop activities for his own account in any way, directly or indirectly, paid or unpaid, the Region that are similar, related or otherwise competitive activities as the Employer and/ or its affiliated companies;

c)

to have or maintain business contacts in any way, directly or indirectly, with relations of the Employer with whom the Employer and/ or the Managing Director has been in contact on a business level during the last two years prior to the end of the employment agreement of the Managing Director;

d)

to induce employees who have an employment agreement with the Employer and/ or with its affiliated companies to terminate this employment agreement, to employ these employees or deploy them in any other way.

DocuSign Envelope ID: 24CAF17C-1DC3-4970-B0B5-CF5C5F8FEBF1

DocuSign Envelope ID: A12E438F-FF12-416B-9FC3-DAA38A91B254

14.2

The Managing Director recognizes and confirms that he is bound by this Non-competition clause and that his total employment benefits package under this employment agreement is not only a compensation for his work done but is also a compensation for his agreement with this Non-competition clause.

Article 15 - Return of Property

15.1

Upon the end of the employment agreement, or upon the first request by the Employer, the Managing Director shall immediately make available to the Employer all business items belonging to the Employer and/ or its affiliated companies and/ or relations. This includes, for example, the laptop, the documents or other data carriers, all apparatus, computers, computer files and media, notes, data, documents, reference materials, sketches, memoranda, records, drawings, engineering logbooks, equipment, lab/inventor notebooks, programs, prototypes, samples, equipment, tangible embodiments of information, and other physical property, whether or not pertaining to Confidential Information, furnished to the Managing Director or produced by the Managing Director or others in connection with the Managing Director’s employment. The Managing Director may not retain any such property or any reproduction of such property after the end of the employment agreement. The Managing Director further agrees that any property situated on the Employer’s premises and owned, leased, maintained or otherwise contracted for by the Employer, including, but not limited to, computers, computer files, e-mail, voicemail, disks and other electronic storage media, filing cabinets, desks or other work areas, are subject to inspection by the Employer’s representatives at any time with or without notice.

15.2

After the Managing Director has been suspended and/or has been incapacitated for work for two months, the Employer shall have the right to claim back the laptop upon one week’s notice and to discontinue the reimbursement of expenses and/ or travel/ car allowance.

Article 16 - Breach

16.1

In the event of any act in breach of the obligations set out in Articles 10, 12, 13, 14 and 15 of the employment agreement, the Managing Director shall (in deviation of Section 7:650, subsections 3, 4 and 5 DCC) immediately and without further notice of default or judicial intervention forfeit a penalty of € 50,000 per breach, to be increased by € 10,000 for each day on which such breach continues. The penalty shall be credited to the Employer.

16.2

As far as the breach referred to in the previous paragraph relates to obligations of the Managing Director during the term of the employment agreement, the Employer reserves the right to claim compensation of the loss actually suffered instead of the forfeited penalty. As far as the breach referred to in the previous paragraph relates to obligations of the Managing Director in respect of the termination of the employment agreement, or to obligations after the end of the employment agreement, the Employer reserves the right to claim compensation of the loss actually suffered in addition to the penalty.

DocuSign Envelope ID: 24CAF17C-1DC3-4970-B0B5-CF5C5F8FEBF1

DocuSign Envelope ID: A12E438F-FF12-416B-9FC3-DAA38A91B254

Article 17 - No collective bargaining agreement

17.1	No collective bargaining agreement is applicable to this employment agreement.

Article 18 - [Reserved]

Article 19 – Severance compensation

19.1

In the event of termination of the employment agreement initiated by the Employer-other than on grounds of (i) article 7:669 sub 3 under b until h Dutch Civil Code, (ii) an ·urgent reason for dismissal as meant in Section 7:677 and 7:678 Dutch Civil Code, (iii) death, (iv) a conviction of a felony of the Managing Director - because of a ground for its account as, such as merger, acquisition, transfer of an undertaking, a fundamental change in the management structure of the Employer organization or a redundancy on the basis of article 7:669 sub 3 under a Dutch Civil Code, the Employer shall pay the Managing Director the severance compensation described in article 19.2 below (“the Severance Compensation”).

19.2

The Severance Compensation meant in article 19.1 is equal to a lump-sum payment of 6 months of the Managing Director’s then current base salary as referred to in article 4.1 of this employment agreement, less all applicable deductions and withholdings.

19.3

If the Managing Director is entided to the statutory transition payment as laid down in article 7:673 Dutch Civil Code, the Employer will pay the Managing Director the statutory transition payment, but the statutory transition payment will be deducted from the Severance Compensation and so in that case the Employer will only pay out the remainder of the Severance Compensation to the Managing Director.

19.4

The Managing Director will not lay claim to any other compensation in connection with the termination of the employment agreement, including in any case, but not limited to, compensation under a collective bargaining agreement or other collective arrangement than the compensation described in this article 19. He shall not apply to the court with the request to allow an additional and/or so-called reasonable compensation (in Dutch: “billijke vergoeding”). In the event the court nevertheless allows compensation to the Managing Director in connection with the termination of the employment agreement (other than the statutory transition payment which is covered by article 19.3 above), in whatever form, this compensation shall be deducted from the Severance Compensation specified in this article 19.2.

Article 20 – Final Provisions

20.1

Unless the Parties have expressly agreed otherwise, the reimbursements mentioned in this agreement shall be gross amounts. Any withholdings in connection with wage tax shall be for the account of the Managing Director.

20.2	This employment agreement shall be governed by Dutch law.

DocuSign Envelope ID: 24CAF17C-1DC3-4970-B0B5-CF5C5F8FEBF1

DocuSign Envelope ID: A12E438F-FF12-416B-9FC3-DAA38A91B254

20.3

This employment agreement, when signed by both the Parties, supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the Parties hereto with respect to the subject matters herein. Likewise, the terms of the employment agreement shall constitute the full, complete and exclusive agreement between the Employee and the Employer with respect to the subject matters herein.

20.4

In the event that any provision of this employment agreement will be declared non-binding by a court, the Parties will replace it with another, legally valid provision, which corresponds as much as possible to the provision that was declared non-binding. If any provision is declared non-binding, this shall not affect the validity of the other provisions.

DocuSign Envelope ID: 24CAF17C-1DC3-4970-B0B5-CF5C5F8FEBF1

DocuSign Envelope ID: A12E438F-FF12-416B-9FC3-DAA38A91B254

In witness whereof, this employment agreement was agreed and signed in duplicate on 9/13/2017.

Read and approved:	Read and approved:

ChargePoint, Inc., on behalf of

ChargePoint Europe Holdings B.V.	Christopher Burghardt

Name: Pasquale Romano

Position: Chief Executive Officer